Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Chief Financial Officer Joseph T. Lower to Leave Company in Q1 2020

Boca Raton, FL, November 22, 2019 – Office Depot, Inc. (NASDAQ: ODP) today announced that Joseph T. Lower, Executive Vice President and Chief Financial Officer, is leaving the company, effective January 10, 2020, to assume the role of chief financial officer at AutoNation, Inc.

“We are grateful to Joe for his leadership over the past two years in advancing our transformation efforts and wish him every success in the future,” said Gerry Smith, Office Depot’s Chief Executive Officer, “Joe is supported by an outstanding finance organization that will continue to serve the company and its shareholders well.”

Joe Lower said, “It has been a tremendous career experience working at Office Depot and I am proud of the progress we have made toward achieving our strategic goals. Office Depot is well positioned with a strong balance sheet to continue along its transformation and create shareholder value.”

Office Depot has initiated a search for a new chief financial officer.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.